Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is entered into by and between A. Daniel O’Neal, Jr. (“Consultant”) and Greenbrier Leasing Company LLC (“Greenbrier”) effective as of January 1, 2011. Consultant is retiring from employment with Greenbrier as of December 31, 2010 and the parties desire to enter into this Agreement in order to provide for an orderly transition of functions and duties in connection with Consultant’s retirement. The parties hereby agree as follows:
     1. Consulting Term. The “Consulting Term” will commence on January 1, 2011 and will extend until December 31, 2011, and will automatically be extended on each anniversary of that date for a period of one year, unless not later than December 1 Greenbrier or Consultant gives written notice to the other party that the Consulting Term will not be extended and renewed.
     2. Consulting Services. During the Consulting Term, Consultant will provide consulting services to Greenbrier to support Greenbrier Leasing Operations (the “Consulting Services”), on as as-needed basis as requested by the Chief Executive Officer (the “CEO”) of Greenbrier’s parent company, The Greenbrier Companies, Inc. (the “Parent”).
     3. Consulting Fees. Greenbrier will pay Consultant a fee in the amount of $7,600 per month (the “Consulting Fee”) for consulting services to be provided at times mutually agreed upon by the parties.
     4. Insurance; Expenses; Use of Company Property. During the Consulting Term Greenbrier will continue to cover Consultant and his spouse under Greenbrier’s group health plan, and will pay the cost of the premiums for such coverage. In addition, during the Consulting Term Greenbrier will pay or reimburse Consultant for the cost of executive life insurance premiums, long-term disability insurance, and a leased automobile, and will provide Consultant with a laptop computer and cellular telephone service. Greenbrier will reimburse Consultant for all reasonable and ordinary business expenses incurred in the performance of Consulting Services under this Agreement, provided that Consultant properly accounts for such expenses in the manner prescribed by Greenbrier from time to time.
     5. Independent Contractor Status. Consultant’s status will be that of an independent contractor, and nothing contained in this Agreement is intended to operate or be construed to create an employment relationship between the parties. Consultant will be solely responsible for determining the means and methods by which the Consulting Services are performed under this Agreement. Payment of all income, FICA and any other applicable taxes arising from Consultant’s performance under this Agreement will be the responsibility of Consultant.
     6. Modification or Termination. This Agreement may be amended, modified or terminated only by mutual agreement of Consultant and Greenbrier. Any amendment or modification of this Agreement will be valid only if in a writing signed by both parties.
Consulting Agreement

     7. Severability. Each provision in this Agreement will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Agreement. Moreover, if one or more of the provisions contained in this Agreement for any reason is held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then exists.
     8. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors, assigns, heirs and personal representatives. The obligations of the Consultant under this Agreement are personal and may not be assigned by Consultant.
     9. Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the laws of the State of Oregon without regard to choice of law rules. Any controversy or claim arising out of or relating to this Agreement will be settled by final and binding arbitration in Portland, Oregon, by a single, neutral arbitrator administered by the Arbitration Service of Portland, Inc. Any filing fee charged by the arbitrator initially and all arbitrator fees and hearing session fees that are required to be paid in advance will be paid by Greenbrier, pending a determination by the arbitrator of the prevailing party. Consultant is a resident of the state of Oregon. Greenbrier is headquartered in the state of Oregon. Consultant specifically agrees that the venue of any arbitration proceeding will be Portland, Oregon and specifically irrevocably consents and submits to the jurisdiction of any Oregon court with jurisdiction over the subject matter to compel arbitration under this Agreement or to enforce an arbitration award, and hereby waives any objection to jurisdiction and venue in any such court, and waive any claim that such forum is an inconvenient forum. Notwithstanding the provisions of this Section 9, nothing herein will prevent either party from bringing a claim in a court of competent jurisdiction to compel arbitration under this Agreement or to enforce an arbitration award.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY:		CONSULTANT:

Greenbrier Leasing Company LLC

By:	/s/ Martin R. Baker	/s/ A. Daniel O’Neal, Jr.
	Title: Vice President	A. Daniel O’Neal, Jr.
Consulting Agreement